Exhibit 2.3

EXECUTION COPY

SECOND AMENDMENT TO

AGREEMENT TO MERGE

AND PLAN OF REORGANIZATION

THIS SECOND AMENDMENT TO AGREEMENT TO MERGE AND PLAN OF REORGANIZATION (the “Second Amendment”) is entered into as of August 7, 2007, among Belvedere SoCal, a company organized under the laws of California (“SoCal”), located in San Francisco, California, and Professional Business Bank, a banking company organized under the laws of California (“Seller”), located in Pasadena, California and joined in by Belvedere Capital Fund II L.P., a Delaware limited partnership (“Fund”).

WHEREAS, SoCal, Seller and Fund entered into an Agreement to Merge and Plan of Reorganization dated as of February 1, 2007, as amended by that certain First Amendment to Agreement to Merger and Plan of Reorganization dated as of April 23, 2007 (as amended, the “Agreement”); and

WHEREAS, the Parties wish to make an amendment to the Agreement which they believe to be in the best interests of their respective shareholders.

NOW, THEREFORE, in consideration of the premises and mutual promises of the Parties, the Parties hereto agree as follows:

1. Defined Terms. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given to them in the Agreement.

2. Amendment to Merger Agreement.

(a) The third and fourth sentences in Section 2.8(a) of the Agreement are hereby deleted in their entirety and the following is substituted in lieu thereof:

“Seller shall notify each optionee of the provisions of this subsection within five (5) Business Days after the Mailing Date. Any optionee who has (i) notified Seller and SoCal prior to the Election Deadline of his or her intent to exercise their option, in whole or in part, at the Effective Time and (ii) submitted to the Exchange Agent an effective, properly completed Election Form prior to the Election Deadline in accordance with the provisions of Section 2.7, shall have the right to participate in the election contemplated by Section 2.7 as to the option shares that he or she intends to exercise to the same extent as if such shares were owned of record on the Election Form Record Date.”

(b) The first sentence in Section 4.2 of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“As of the date of this Agreement, the authorized capital stock of Seller consists of (A) 10,000,000 shares of Seller Stock, of which 1,991,434 shares are outstanding and (B) 10,000,000 shares of preferred stock, of which no shares are outstanding.”

(c) The following is hereby added as Section 5.8 of the Agreement:

“5.8 Disclosure of Information. SoCal has provided to Seller all material information relating to all pending acquisitions, mergers and related transactions involving SoCal, including, without limitation, those transactions described in the press release issued on behalf of SoCal and the Fund on August 1, 2007, will continue to provide to Seller all material information relating to such acquisitions, mergers and related transactions from and after the date of this Agreement until the Effective Time.”

(d) The first sentence in Section 6.12 of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“Prior to the Effective Time, (a) Seller shall deliver to SoCal a letter identifying all persons who are then “affiliates” of Seller for purposes of Rule 145 under the Securities Act and (b) Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use best efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit G.”

(e) The following is hereby added as the third sentence of Section 7.1(a) of the Agreement:

“Notwithstanding the foregoing, in no event shall Seller be required to convene the Seller Shareholders’ Meeting less than thirty-five (35) days after the Proxy Statement is first mailed to Seller’s shareholders.”

(f) The fourth sentence in Section 7.1(b) of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“SoCal shall pay all third party costs (except Seller’s legal and accounting fees and printing and mailing expenses) associated with the preparation and filing of the S-4 and with obtaining all Blue Sky permits and approvals, including the filing fees with the SEC and Blue Sky regulators; provided, however, that SoCal shall pay all third party costs, including Seller’s legal and accounting fees and printing and mailing expenses, associated with the preparation, filing and dissemination of any amendment or supplement to the S-4 and/or Proxy Statement that is required or reasonably necessary due to any change in the terms of any other acquisition, merger or related transaction involving SoCal after the date on which the S-4 is first declared effective by the SEC.”

(g) Section 8.1(c) of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“On or before October 31, 2007 or, if the S-4 shall not have been declared effective on or before September 15, 2007, November 30, 2007, the Parties shall have received any required Consent from the FRB, the DFI and, at or prior to the Effective Time, this Agreement and the transactions contemplated hereby shall have been approved by any other Governmental Entity whose Consent is required for consummation of the transactions contemplated in this Agreement and in each case either unconditionally or without the imposition of conditions or limitations that are applicable to any Party or would become applicable to SoCal or the Surviving Bank after the Merger that SoCal concludes would have a Material Adverse Effect on any Party or otherwise would be materially burdensome to any Party and all such Consents shall be in effect at the Effective Time, which Consents shall permit the Merger and permit the Surviving Bank to acquire and conduct all direct and indirect activities as previously conducted by Seller, at or prior to the Effective Time, and all required waiting periods shall have expired.”

(h) Section 8.2(f) of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“SoCal shall have received from each person named in the letter or otherwise referred to in Section 6.12 of this Agreement an executed copy of Exhibit G.”

(i) The following is hereby added as Section 8.3(e) of the Agreement:

“(e) In the event there is a material adverse change to the terms of any other acquisition, merger or related transaction involving SoCal between the date of this Amendment and the Effective Time, other than a termination of one or both of those transactions described in the press release issued on behalf of SoCal and the Fund on August 1, 2007, Seller’s board of directors shall have received an updated opinion from Keefe, Bruyette & Woods, Inc. that the merger is fair to Seller’s shareholders from a financial view notwithstanding such material change.”

(j) Section 10.1(b) of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(b) By SoCal or Seller, (i) if any conditions set forth in Section 8.1 shall not have been met by October 31, 2007; provided, however, that if the S-4 shall not have been declared effective on or before September 15, 2007, then only if any condition set forth in Section 8.1 shall not have been met by November 30, 2007, or (ii) upon the expiration of 20 Business Days after any Governmental Entity denies any approval, Consent or authorization required to be obtained in order to consummate the transaction contemplated by this Agreement unless, within said 20 Business Day period after such denial or refusal, the Parties hereto agree to resubmit the application to the Governmental Entity that has denied, or refused to grant the approval, Consent or authorization requested;”

(k) Section 11.1(b) of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(b) Seller hereby agrees that, if this Agreement is terminated and such termination did not result primarily from the failure of the condition set forth in Section 8.3(e), it will promptly (and in no event later than two (2) Business Days after termination) reimburse Fund for all of its Reasonable Expenses in an amount not to exceed $250,000.”

(l) The following is hereby added as Section 11.1(f) of the Agreement:

“(f) Fund hereby agrees that, if this Agreement is terminated primarily from the failure of the condition set forth in Section 8.3(e), it will promptly (and in no event later than two (2) Business Days after termination) reimburse Seller for all of its reasonable, itemized expenses in connection with the Merger and the transactions contemplated hereby from August 31, 2007 through the date of termination, including, but not limited to, legal, auditing, due diligence, data, travel and telephone.”

(m) The following is hereby added as Section 11.17 of the Agreement:

“11.17 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.”

3. Remaining Terms Unchanged. The Agreement and those certain letter agreements dated February 1, 2007 among the Parties shall remain in full force and effect without further change or amendment, except as set forth above.

4. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one ore more counterparts have been signed by each party hereto and delivered to each party hereto.

[signature page follows]

WITNESS, the signature of Belvedere SoCal as of the 7th day of August, 2007, set by its President and Chief Executive Officer and its Secretary, pursuant to a resolution of its board of directors, acting by at least a majority:

BELVEDERE SOCAL

By:		By:
	President & Chief Executive Officer		Secretary

WITNESS, the signature of Belvedere Capital Fund II L.P. as of the 7th day of August, 2007, set by its General Partner pursuant to its authority:

BELVEDERE CAPITAL FUND II L.P.

By:
Member Belvedere Capital Partners II LLC

WITNESS, the signature of Professional Business Bank, as of the 7th day of August, 2007, set by its Chairman of the Board and its Secretary, pursuant to a resolution of its board of directors, acting by at least a majority:

PROFESSIONAL BUSINESS BANK

By:		By:
	Chairman of the Board		Secretary

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